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                         Report of Independent Auditors

The Board of Directors and Stockholders
Health Information Systems Corporation

We have audited the accompanying consolidated balance sheet of Health Information Systems Corporation (the "Company") and subsidiary as of October 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the period from June 8, 1995 (date of inception) to October 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Health Information Systems Corporation at October 31, 1995 and the consolidated results of their operations and their cash flows for the period from June 8, 1995 (date of inception) to October 31, 1995 in conformity with generally accepted accounting principles.

                                                           /s/ ERNST & YOUNG LLP
November 12, 1995                                              Ernst & Young LLP
New York, New York